Exhibit 99.1
Media Contact:
Kathleen M. Bennett
864-282-9452
Analyst Contact:
Duane A. Owens
864-282-9488
FOR IMMEDIATE RELEASE
Tuesday, February 6, 2007
BOWATER ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2006 FINANCIAL RESULTS
GREENVILLE, SC — Bowater Incorporated (NYSE: BOW) today reported net income for the fourth quarter of 2006 of $107.2 million, or $1.86 per diluted share, on sales of $861.3 million. These results compare with a net loss of $101.9 million, or $1.78 per diluted share, on sales of $876.4 million for the fourth quarter of 2005.
     For the full year 2006, the company reported a net loss of $138.3 million, or $2.41 per diluted share. This compares with a net loss of $120.6 million, or $2.10 per diluted share, for 2005. Sales in 2006 totaled $3.53 billion, up slightly from 2005 sales of $3.48 billion.
     “During 2006, we realigned our organization to focus on operational excellence,” said David J. Paterson, Chairman, President and Chief Executive Officer. “This realignment, combined with the addition of several key manufacturing leaders, has resulted in the beginnings of meaningful operational improvements. In addition, we made substantial progress in debt reduction, reducing net debt by $280 million in 2006. Our fourth quarter results were impacted by significant curtailments in paper production. However, I am confident with the changes we have made to our manufacturing base; we have laid the groundwork for a better 2007. While we continue to improve our operations as a standalone company, our recently announced agreement to merge with Abitibi is a transformational move that will allow us to generate even greater efficiencies and compete more effectively.”

FINANCIAL HIGHLIGHTS
(In millions, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales	$861.3	$876.4	$3,529.8	$3,483.8
Net income (loss)	$107.2	$(101.9)	$(138.3)	$(120.6)

Income (loss) per diluted share (in accordance with GAAP)	$1.86	$(1.78)	$(2.41)	$(2.10)
Special items, net of tax (per diluted share):
Sale of assets	(0.34)	(0.38)	(2.03)	(0.72)
Tax adjustments	0.25	1.00	0.70	1.09
Foreign exchange	(0.47)	(0.01)	(0.12)	0.08
Refund of lumber duties	(1.76)	—	(1.76)	—
Adoption of new accounting standard	—	0.01	0.05	0.01
Severance	0.05	0.22	0.19	0.22
Asset impairment	0.14	1.21	4.26	1.34

Income (loss) per diluted share excluding special items	$(0.27)	$0.27	$(1.12)	$(0.08)

     Fourth quarter 2006 special items, net of tax, consisted of a: $19.5 million gain related to asset sales, $14.1 million charge related to tax adjustments, $27.1 million gain relating to foreign currency changes, $101.1 million income from the refund of lumber duties, $3.2 million severance charge, and $7.8 million impairment charge. Excluding these special items, the net loss for the quarter was $15.4 million, or $0.27 per diluted share, compared with a 2005 fourth quarter net income before special items of $15.5 million, or $0.27 per diluted share.
     During the fourth quarter, the company received a cash refund of $103.9 million, or 82% of the amount deposited with U.S. Customs, pertaining to softwood lumber shipments from Canada to the U.S. The refund consisted of a return of $92.5 million of the duties paid and $11.4 million of interest due the company. Since 2002, the duties have been included in distribution costs and deducted from operating earnings in the lumber segment. This cash refund was applied to debt during the quarter. Total debt, less cash on the balance sheet, declined by $93.0 million during the fourth quarter and has declined by $279.5 million since December 31, 2005. During the quarter, the company repurchased $95.3 million face value of its Series A, 10.625% notes due June 15, 2010 and booked a net gain of $5.2 million. The company ended the quarter with cash on hand of $98.9 million.
     Also during the quarter, the company received proceeds of $35.3 million from the sale of 19,100 acres of timberlands. Since the program was announced in the fall of 2005, the company has received proceeds of approximately $375 million from asset sales. The company expects to receive an additional $170 million of proceeds from timberland sales by the end of 2007.

SEGMENT DETAIL
Newsprint
     Operating earnings for the fourth quarter were $11.3 million, a decrease of $19.6 million from the third quarter. The company’s average transaction price decreased $3 per metric ton, compared to the third quarter. Average operating costs increased by $32 per metric ton primarily due to lower production volumes, higher recycled paper costs and higher energy usage. The lower production volumes were largely driven by a 17,000 metric ton curtailment of newsprint at the Thunder Bay site and a 17,000 metric ton reduction at the South Korea facility. The South Korean reduction was due to labor issues, which have been resolved and production has returned to a normal schedule. Operating income was reduced by $14 million from these curtailments. Shipments increased slightly in the fourth quarter. Total newsprint shipments were 12% lower in the fourth quarter of 2006 than in the fourth quarter of 2005. Newsprint inventories decreased 9,600 metric tons to 67,900 metric tons in the fourth quarter.
Coated Papers
     Operating earnings for the quarter increased slightly from the third quarter to $15.8 million. The company’s average transaction price for coated papers decreased $17 per short ton in the quarter compared with the third quarter of 2006. Average operating costs decreased $20 per short ton due to higher production volumes and lower repair material costs. Coated paper inventories decreased slightly to 37,200 short tons.
Specialty Papers
     For the fourth quarter, specialty papers had an operating loss of $9.0 million. The company’s average transaction price decreased $5 per short ton during the quarter. Average operating costs increased $32 per short ton, due primarily to lower production levels as a result of the production curtailments of approximately 20,000 short tons at the Thunder Bay facility.
Market Pulp
     Operating earnings for pulp increased from the third quarter by $3.0 million to $20.4 million for the fourth quarter. The average market pulp transaction price for the company increased $14 per metric ton. Average operating costs increased slightly compared to the third quarter. Inventory for the company continued to decline during the quarter to 48,900 tons. The company has informed its North American customers of a $20 per metric ton price increase in softwood and a $30 per metric ton fluff pulp price increase effective January 1, 2007.
Lumber
     Operating earnings for the quarter were $83.0 million, including the softwood duty refund of $92.5 million. The average lumber transaction price for the company decreased $17 per thousand board feet. Excluding the impact of the softwood duty refund, operating costs decreased $51 per thousand board feet. Due to the volume limitations imposed on the company as a result of the softwood lumber agreement between the United States and Canada, the company indefinitely closed the Ignace, Ontario sawmill and reduced production at its Thunder Bay, Ontario sawmill. An impairment charge was recorded for the Ignace sawmill during the quarter. In addition, the company permanently closed its Girardville, Quebec sawmill.

Earnings Conference Call
     Bowater management will hold a conference call to discuss these financial results today at 10:00 a.m. Eastern time, February 6, 2007. The conference call number is 877-777-1967 or 612-332-1213 (international). A webcast of the call will be available on Bowater’s website at www.bowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern time today on the company’s website and through Tuesday, February 13, by dialing 800-475-6701 or 320-365-3844 (international) and using the access code 859951.
Recent Events
     On January 29, 2007, Bowater and Abitibi-Consolidated announced a definitive agreement to combine in an all-stock merger of equals to create AbitibiBowater Inc., a new leader in publication papers which would become the third largest public paper and forest products company in North America and the eighth largest in the world. Under the terms of the transaction, each common share of Abitibi-Consolidated will be exchanged for 0.06261 common share of AbitibiBowater, and each Bowater common share will be exchanged for 0.52 common share of AbitibiBowater. The exchange ratio will result in 48% of AbitibiBowater being owned by former Abitibi-Consolidated shareholders and 52% of AbitibiBowater being owned by former Bowater shareholders.
     “Combining with Abitibi will allow us to address the realities of the current marketplace,” said Paterson. “The $250 million in estimated annualized cost synergies, which we expect to fully realize within two years, are realistic and will deliver significant value to our shareholders. Given the improvements these synergies will allow us to make to our products and service, as well as the highly competitive market in which we operate, we are very confident that this is a pro-competitive transaction that will benefit our shareholders and customers.”
Dividend
     Today, the Board of Directors of Bowater declared a quarterly cash dividend of $0.20 per common share payable on April 2, 2007, to holders of record at the close of business on March 12, 2007. Simultaneously, Bowater’s subsidiary, Bowater Canada Inc., declared a quarterly cash dividend to holders of its exchangeable shares (TSX: BWX) in the same amount with the same record and payable dates.
About Bowater
     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater employs approximately 7,400 people and has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also operates a converting facility and owns 10 sawmills. Bowater’s operations are supported by approximately 815,700 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world’s largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX). To learn more, visit www.bowater.com.
     All amounts are in U.S. dollars.
Forward-Looking Statements
Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, strategies (including anticipated execution of our export strategy and our debt and cost reduction strategies and opportunities related thereto), the sale of timberlands, and the continuation of operational improvements generally. In addition, statements relating to our planned combination with Abitibi-Consolidated are forward-looking, such as statements about future financial and operating results, plans, objectives, expectations and intentions of the combined company, the markets for the combined company’s products, the future development of the combined company’s business, the ability of the parties to secure necessary regulatory and shareholder approvals for the combination, the contingencies and uncertainties to which Abitibi and Bowater may be subject, statements regarding the combined company’s ability to: generate efficiencies and improve its financial profile; achieve significant synergies, in particular an estimated $250 million of synergies within two years; become more competitive; improve product quality and breadth; develop new products and better serve its customers; as well as other statements that are not historical fact. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “expects”, “projects”, “intends”, “believes”, “anticipates”, and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of Bowater.
These forward-looking statements are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the actual realization of debt and cost reduction strategies, the demand for higher margin coated and uncoated mechanical paper, the continued strength in the market for timberlands, and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the proposed combination with Abitibi-Consolidated, the following factors, among others could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required governmental or third party approvals of the combination on the proposed terms and schedule and without material concessions; the failure of Abitibi or Bowater shareholders to approve the combination; the exercise by a material percentage of Abitibi shareholders of their dissent rights; the risk that the businesses will not be integrated successfully or that the anticipated improved financial performance, product quality and, product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors listed from time to time in Bowater’s Securities and Exchange Commission filings, including those described in the company’s report on Form 10-Q for the quarter ended September 30, 2006 under the caption “Cautionary Statement Regarding Forward-Looking Information and Use of Third Party Data.” Bowater disclaims any obligation to update these forward-looking statements.
Any information about industry or general economic conditions contained in this press release is derived from third party sources that the company believes are widely accepted and accurate; however, the company has not independently verified this information and cannot assure its accuracy.
Additional Information and Where to Find It
     In connection with the proposed combination of Abitibi-Consolidated and Bowater Incorporated, AbitibiBowater Inc. (the proposed new parent corporation) will file with the SEC a registration statement on Form S-4, which will include a proxy statement of Bowater, a prospectus of AbitibiBowater and a management information circular of Abitibi. Shareholders are urged to read the joint proxy statement/prospectus/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus/management information circular, as well as other filings containing information about Abitibi and Bowater, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus/management information circular and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus/management information circular can also be obtained, without charge, by directing a request to Abitibi, 1155 Metcalfe Street, suite 800, Montreal, Quebec Canada H3B 5H2, Attention: Investor Relations (514) 394-2341, or to Bowater, 55 Camperdown Way, Greenville, South Carolina USA 29602, Attention: Investor Relations (864) 271-7733.
Participants in the Solicitation
Abitibi, Bowater and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding Abitibi’s directors and executive officers is available in the 2005 Annual Report on Form-40F filed with the SEC by Abitibi on March 31, 2006, and the management information circular with respect to Abitibi’s 2006 Annual Meeting of Shareholders filed by Abitibi on SEDAR on March 31, 2006. Information regarding Bowater’s directors and executive officers is available in the Annual Report on Form 10-K filed with the SEC by Bowater on March 13, 2006 and the Proxy Statement with respect to Bowater’s 2006 Annual Meeting of Stockholders filed by Bowater with the SEC on April 12, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus/management information circular and other relevant materials to be filed with the SEC when they become available.
# # #

BOWATER INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales	$861.3	$876.4	$3,529.8	$3,483.8
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested (1)	654.7	659.9	2,683.3	2,540.5
Depreciation, amortization and cost of timber harvested	80.1	83.5	323.2	329.4
Distribution costs	83.8	84.2	333.6	340.3
Lumber duties refund (2)	(92.5)	—	(92.5)	—
Selling and administrative expenses	47.0	37.0	174.2	158.0
Impairment and other related charges (1)	6.1	70.7	252.5	82.6
Net gain on disposition of assets (3)	(31.2)	(35.1)	(185.7)	(65.8)

Operating income (loss)	113.3	(23.8)	41.2	98.8

Other income (expense):
Interest income (2)	13.7	1.6	17.8	4.8
Interest expense	(46.6)	(49.8)	(196.1)	(199.3)
Foreign exchange gain (loss)	10.9	0.5	8.6	(3.1)
Other, net	9.3	0.8	17.2	8.2

	(12.7)	(46.9)	(152.5)	(189.4)

Income (loss) before income taxes, minority interests and cumulative effect of accounting changes	100.6	(70.7)	(111.3)	(90.6)
Income tax benefit (provision) (4)	10.2	(38.2)	(19.3)	(39.3)
Minority interests, net of tax	(3.6)	7.5	(5.1)	9.8

Income (loss) before cumulative effect of accounting changes	107.2	(101.4)	(135.7)	(120.1)
Cumulative effect of accounting changes, net of tax (5)	—	(0.5)	(2.6)	(0.5)

Net income (loss)	$107.2	$(101.9)	$(138.3)	$(120.6)

Basic income (loss) per common share: (6)
Income (loss) before cumulative effect of accounting changes	$1.87	$(1.77)	$(2.36)	$(2.09)
Cumulative effect of accounting changes, net of tax	—	(0.01)	(0.05)	(0.01)

Net income (loss) per share	$1.87	$(1.78)	$(2.41)	$(2.10)

Average common shares outstanding (6)	57.4	57.4	57.4	57.4

Diluted income (loss) per common share: (6)
Income (loss) before cumulative effect of accounting changes	$1.86	$(1.77)	$(2.36)	$(2.09)
Cumulative effect of accounting changes, net of tax	—	(0.01)	(0.05)	(0.01)

Net income (loss) per share	$1.86	$(1.78)	$(2.41)	$(2.10)

Average diluted common shares outstanding (6)	57.5	57.4	57.4	57.4

BOWATER INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of US dollars)

	December 31,	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$98.9	$30.1
Accounts receivable, net	444.5	410.1
Inventories	349.8	365.8
Timberlands held for sale (3)	18.7	123.1
Other current assets	47.1	61.2

Total current assets	959.0	990.3

Timber and timberlands	60.8	85.4
Fixed assets, net	2,877.9	3,049.1
Goodwill	590.2	794.1
Other assets (7)	158.0	233.5

Total assets	$4,645.9	$5,152.4

Current liabilities:
Current installments of long-term debt	$14.9	$22.2
Short-term bank debt	—	55.0
Accounts payable and accrued liabilities (7)	431.2	498.5

Total current liabilities	446.1	575.7

Long-term debt, net of current installments	2,251.6	2,400.0
Pension and other postretirement benefit obligations (7)	651.1	465.3
Other long-term liabilities	92.5	107.6
Deferred income taxes	313.0	329.4
Minority interests in subsidiaries	59.0	58.9
Shareholders’ equity (7) (8)	832.6	1,215.5

Total liabilities and shareholders’ equity	$4,645.9	$5,152.4

BOWATER INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of US Dollars)

	Year Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(138.3)	$(120.6)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting changes, net of tax (5)	2.6	0.5
Share-based compensation	5.6	0.1
Depreciation, amortization and cost of timber harvested	323.2	329.4
Impairment and other related charges (1)	252.5	82.6
Deferred income taxes	11.4	28.8
Minority interests, net of tax	5.1	(9.8)
Pension contributions, net of pension benefit costs	(44.1)	(33.0)
Net gain on disposition of assets (3)	(185.7)	(65.8)
Changes in working capital:
Accounts receivable	(34.4)	(33.1)
Inventories	20.5	(40.1)
Income tax receivables and payables	(20.7)	22.1
Accounts payable and accrued liabilities	(1.6)	12.6
Other, net	(13.8)	(4.3)

Net cash provided by operating activities	182.3	169.4
Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(199.1)	(167.4)
Disposition of assets, including timber and timberlands	331.8	75.7
Purchase of minority interest in subsidiary	(2.6)	—

Net cash provided by (used for) investing activities	130.1	(91.7)
Cash flows from financing activities:
Cash dividends, including minority interests	(46.3)	(45.9)
Short-term financing	370.3	572.0
Short-term financing repayments	(432.5)	(591.0)
Repurchases and payments of long-term debt	(135.1)	(14.3)
Stock options exercised	—	1.9

Net cash used for financing activities	(243.6)	(77.3)

Net increase in cash and cash equivalents	68.8	0.4
Cash and cash equivalents at beginning of year	30.1	29.7

Cash and cash equivalents at end of year	$98.9	$30.1

BOWATER INCORPORATED
Notes to the Press Release and Unaudited Consolidated Financial Statements

(1)	In the fourth quarter of 2006, Bowater recorded impairment charges of $6.1 million primarily related to our Ignace sawmill. On October 12, 2006, an agreement regarding Canada’s softwood lumber exports to the United States became effective. Beginning January 1, 2007, Bowater’s Ontario sawmills become subject to volume limitations based on their share of U.S. volumes. As a result, we indefinitely closed our Ignace sawmill and reduced production at our Thunder Bay sawmill. Accordingly, we reviewed the sawmills’ long-lived assets for impairment and recorded a non-cash asset impairment charge of $5.2 million. An additional $0.5 million was also recorded for severance and contract termination costs. Also in the fourth quarter of 2006, we decided to permanently close the Girardville sawmill, which had indefinitely stopped production last year. As a result, we recorded a non-cash asset impairment charge of $0.9 million.

During the third quarter of 2006, Bowater realigned its organizational structure from a divisional-based structure to a functional-based structure. Our reportable segments are now based on our primary product lines. As a result of economic conditions and the operating environment at our Thunder Bay site, including an asset impairment charge related to paper machine No. 3 (see below) and our organizational realignment in the same quarter, we performed an interim goodwill impairment test on our existing reporting units during the third quarter of 2006. The test indicated an impairment of goodwill for our Thunder Bay reporting unit. As a result, we recorded a goodwill impairment charge of $200 million.

Also during the third quarter of 2006, Bowater decided to close its Benton Harbor operations and, after a review of the facility’s long-lived assets for impairment, recorded a non-cash asset impairment charge of $23.5 million. An additional $4.0 million was also recorded for lease costs, contract termination costs and severance. Inventory write-downs totaling $0.4 million were recorded in cost of sales. Newsprint production on paper machine No. 3 at Bowater’s Thunder Bay facility has remained idled since 2003. Based on the continued decline of North American newsprint consumption through the third quarter of 2006, Bowater now has no plans to restart the machine. Accordingly, we recorded a non-cash impairment charge of $18.9 million.

In January 2006, Bowater announced its plans to permanently close the Thunder Bay “A” kraft pulp mill in the second quarter of 2006 and, as a result, recorded an asset impairment charge of $67.2 million during the fourth quarter of 2005. Bowater also recorded a severance charge of $11.5 million in connection with a 20% staffing reduction at this site. During the second quarter of 2005, Bowater decided to permanently shut the original coating line at its Benton Harbor operations. This permanent shut resulted in a non-cash impairment charge of $11.9 million. Due to product quality and production issues, Bowater replaced certain components of the paper machine at its Mokpo, Korea location during the fourth quarter of 2005 and recorded an asset impairment charge of $3.5 million.

(2)	On October 12, 2006, an agreement regarding Canada’s softwood lumber exports to the United States became effective. The agreement provides for a return of a portion of the duties imposed by the United States. Through September 30, 2006, we paid duties totaling approximately $113.1 million. On November 10, 2006, Bowater received a refund of $103.9 million, including interest of $11.4 million, from Export Development Corporation (EDC), which purchased our rights associated with the refund of the duties. The amount of the refund represents substantially all of the funds that we expect to receive under the terms of our agreement with EDC.

(3)	During 2006 and 2005, Bowater sold approximately 535,200 acres and 29,900 acres, respectively, of timberlands primarily located in Tennessee and Canada. In 2006, Bowater also sold its Dégelis and Baker Brook sawmills. As of December 31, 2006, we have approximately 86,000 acres classified as timberlands held for sale.

(4)	During 2005, based on continued operating losses for our Canadian operations and an evaluation of available tax planning strategies, it was determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 that we would record a tax charge to establish a valuation allowance against our remaining net Canadian deferred tax assets, which were primarily for loss carryforwards and tax credits. Due primarily to operating losses generated at certain Canadian operations during 2006 and 2005, income tax benefits and tax credits of $46.8 million and $96.7 million, respectively, were entirely offset by tax charges to increase the tax valuation allowance. To the extent we establish valuation allowances in future periods, our overall effective tax rate in those periods would be negatively impacted. To the extent that our Canadian operations become profitable, the impact of this valuation allowance would also lessen or reverse and positively impact our effective tax rate in those periods. Additionally, the tax provision for 2006 includes the reversal of income tax reserves of $19.0 million in the third quarter due to the expiration of the statute of limitations for pre-2003 U.S. tax years.

(5)	Effective January 1, 2006, Bowater adopted SFAS No. 123R, “Share Based Payment.” SFAS No. 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The adoption of SFAS No. 123R resulted in a cumulative effect adjustment, net of tax, of $2.6 million, or $0.05 per diluted share, in 2006. Effective December 31, 2005, Bowater adopted Financial Accounting Standards Board’s Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” FIN 47 provides guidance regarding asset retirement obligations in which either the timing or method of settlement is conditional upon a future event. FIN 47 requires entities to record the fair value of a liability for a conditional asset retirement obligation in the period in which sufficient information is available to estimate the liability. The adoption of FIN 47 resulted in a cumulative effect adjustment, net of tax, of $0.5 million, or $0.01 per diluted share, in 2005.

(6)	For the calculation of basic and diluted income (loss) per share for three months and years ended December 31, 2006 and 2005, no adjustments to net income (loss) are necessary. The effect of dilutive securities is not included in the computation for the three months ended December 31, 2005 and years ended December 31, 2006 and 2005 as the effect would be anti-dilutive.

(7)	Prior to December 31, 2006, Bowater recognized the assets and liabilities associated with our pension and other postretirement benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” (“SFAS 87”) and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,“ (“SFAS 106”) which allowed us to defer the recognition of the impact of certain events such as plan changes applicable to prior service costs and actuarial gains and losses. As of December 31, 2006, we have adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106 and 132R,” (“SFAS 158”) that require us to recognize in our Consolidated Balance Sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status. As a result of our fourth quarter additional minimum pension liability and year-end FAS 158 adjustments, our net pension liability increased by $235 million and our equity decreased by $197 million, net of tax.

(8)	In December 2006, Bowater adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 clarifies the way that a company should evaluate identified unadjusted errors for materiality. SAB 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements — the “rollover” approach and the “iron curtain” approach. The rollover approach, which is the approach we used, quantifies a misstatement based on the amount of the error originating in the current year income statement. Thus, this approach ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination.

Using the rollover approach resulted in an accumulation of misstatements to our balance sheets that were deemed immaterial to our financial statements because the amounts that originated in each year were quantitatively and qualitatively immaterial. We have elected, as allowed under SAB 108, to reflect the effect of initially applying this guidance by adjusting the carrying amount of the impacted liabilities as of the beginning of 2006 and recording an offsetting adjustment to the opening balance of our retained earnings in 2006. We recorded a cumulative adjustment to increase our retained earnings for the adoption of SAB 108 by $8.6 million.

(9)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to earnings reported before special items is presented in the pages that follow. We believe that this measure allows investors to more easily compare our ongoing operations and financial performance from period to period. This measure is not as complete as GAAP earnings, consequently, investors should rely on GAAP earnings. In addition to GAAP earnings, we use the other measures that we disclose in order to provide perspective on our financial performance. The reconciliation of earnings reported before special items for the three months and twelve months ended December 31, 2005 have been changed to conform to the 2006 reconciliation presentation. A “tax adjustments” column has been added to the 2005 reconciliations to reflect the tax charges that have been taken against the income tax benefits generated from our operating losses from our Canadian operations. See Note (4) to the press release. As a result, the 2005 earnings reported before special items have changed from those previously presented.

Three Months Ended December 31, 2006
(unaudited, in millions except per share amounts)
Adjustment for Special Items

					Impairment
		Land &			and other			GAAP as
	GAAP as	fixed assets	Foreign		related	Refund of		adjusted for
	reported	sales	exchange	Severance	charges	lumber duties	Tax adjustments	special items
Operating income (loss)	$113.3	$(31.2)	$—	$5.0	$7.8	$(92.5)	$—	$2.4
Other income (expense):
Interest income	13.7	—	—	—	—	(11.4)	—	2.3
Interest expense, net of capitalized interest	(46.6)	—	—	—	—	—	—	(46.6)
Foreign exchange gain (loss)	10.9	—	(10.9)	—	—	—	—	—
Other, net	9.3	—	—	—	—	—	—	9.3

	(12.7)	—	(10.9)	—	—	(11.4)	—	(35.0)

Income (loss) before income taxes, minority interests and cumulative effect of accounting change	100.6	(31.2)	(10.9)	5.0	7.8	(103.9)	—	(32.6)
Income tax benefit (provision)	10.2	11.7	(17.0)	(1.8)	—	2.8	14.1	20.0
Minority interests, net of tax	(3.6)	—	0.8	—	—	—	—	(2.8)

Income (loss) before cumulative effect of accounting change	107.2	(19.5)	(27.1)	3.2	7.8	(101.1)	14.1	(15.4)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	—

Net income (loss)	$107.2	$(19.5)	$(27.1)	$3.2	$7.8	$(101.1)	$14.1	$(15.4)

Diluted shares	57.5	57.5	57.5	57.5	57.5	57.5	57.5	57.5

EPS	$1.86	$(0.34)	$(0.47)	$0.05	$0.14	$(1.76)	$0.25	$(0.27)

Effective tax rate	-10.1%	—	—	—	—	—	—	61.3%

Three Months Ended December 31, 2005
(unaudited, in millions except per share amounts)
Adjustment for Special Items

					Impairment	Adoption of
		Land &			and other	new		GAAP as
	GAAP as	fixed assets	Foreign		related	accounting		adjusted for
	reported	sales	exchange	Severance	charges	standard	Tax adjustments	special items
Operating (loss) income	$(23.8)	$(35.1)	$—	$13.3	$70.7	$—	$—	$25.1
Other income (expense):
Interest income	1.6	—	—	—	—	—	—	1.6
Interest expense	(49.8)	—	—	—	—	—	—	(49.8)
Foreign exchange gain (loss)	0.5	—	(0.5)	—	—	—	—	—
Other, net	0.8	—	—	—	—	—	—	0.8

	(46.9)	—	(0.5)	—	—	—	—	(47.4)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(70.7)	(35.1)	(0.5)	13.3	70.7	—	—	(22.3)
Income tax (provision) benefit	(38.2)	13.4	0.2	(0.5)	(1.3)	—	64.1	37.7
Minority interests, net of tax	7.5	—	(0.4)	—	—	—	(7.0)	0.1

(Loss) income before cumulative effect of accounting change	(101.4)	(21.7)	(0.7)	12.8	69.4	—	57.1	15.5
Cumulative effect of accounting change, net of tax	(0.5)	—	—	—	—	0.5	—	—

Net (loss) income	$(101.9)	$(21.7)	$(0.7)	$12.8	$69.4	$0.5	$57.1	$15.5

Diluted shares	57.4	57.4	57.4	57.4	57.4	57.4	57.4	57.4

EPS	$(1.78)	$(0.38)	$(0.01)	$0.22	$1.21	$0.01	$1.00	$0.27

Effective tax rate	-54.0%	—	—	—	—	—	—	169.1%

A schedule of historical financial and operating statistics is available upon request and on Bowater’s web site (www.bowater.com).

Year Ended December 31, 2006
(in millions except per share amounts)
Adjustment for Special Items

					Impairment
		Land &			and other			Adoption of	GAAP as
	GAAP as	fixed assets	Foreign		related	Refund of		new accounting	adjusted for
	reported	sales	exchange	Severance	charges	lumber duties	Tax adjustments	standard	special items
Operating income (loss)	$41.2	$(185.7)	$—	$16.3	$254.6	$(92.5)	$—	$—	$33.9
Other income (expense):
Interest income	17.8	—	—	—	—	(11.4)	—	—	6.4
Interest expense	(196.1)	—	—	—	—	—	—	—	(196.1)
Foreign exchange gain (loss)	8.6	—	(8.6)	—	—	—	—	—	—
Other, net	17.2	—	—	—	—	—	—	—	17.2

	(152.5)	—	(8.6)	—	—	(11.4)	—	—	(172.5)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(111.3)	(185.7)	(8.6)	16.3	254.6	(103.9)	—	—	(138.6)
Income tax (provision) benefit	(19.3)	66.7	1.2	(5.7)	(10.1)	2.8	40.4	—	76.0
Minority interests, net of tax	(5.1)	2.7	0.7	—	—	—	—	—	(1.7)

(Loss) income before cumulative effect of accounting change	(135.7)	(116.3)	(6.7)	10.6	244.5	(101.1)	40.4	—	(64.3)
Cumulative effect of accounting change, net of tax	(2.6)	—	—	—	—	—	—	2.6	—

Net (loss) income	$(138.3)	$(116.3)	$(6.7)	$10.6	$244.5	$(101.1)	$40.4	$2.6	$(64.3)

Diluted shares	57.4	57.4	57.4	57.4	57.4	57.4	57.4	57.4	57.4

EPS	$(2.41)	$(2.03)	$(0.12)	$0.19	$4.26	$(1.76)	$0.70	$0.05	$(1.12)

Effective tax rate	-17.3%	—	—	—	—	—	—	—	54.8%

Year Ended December 31, 2005
(in millions except per share amounts)
Adjustment for Special Items

					Impairment
		Land &			and other		Adoption of	GAAP as
	GAAP as	fixed assets	Foreign		related		new accounting	adjusted for
	reported	sales	exchange	Severance	charges	Tax adjustments	standard	special items
Operating income (loss)	$98.8	$(65.8)	$—	$13.3	$82.6	$—	$—	$128.9
Other income (expense) Interest income	4.8	—	—	—	—	—	—	4.8
Interest expense, net of capitalized interest	(199.3)	—	—	—	—	—	—	(199.3)
Foreign exchange (loss) gain	(3.1)	—	3.1	—	—	—	—	—
Other, net	8.2	—	—	—	—	—	—	8.2

	(189.4)	—	3.1	—	—	—	—	(186.3)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(90.6)	(65.8)	3.1	13.3	82.6	—	—	(57.4)
Income tax (provision) benefit	(39.3)	24.6	1.9	(0.5)	(5.9)	69.5	—	50.3
Minority interests in the net income (loss) of subsidiaries	9.8	—	(0.2)	—	—	(7.1)	—	2.5

Loss (income) before cumulative effect of accounting changes	(120.1)	(41.2)	4.8	12.8	76.7	62.4	—	(4.6)
Cumulative effect of accounting changes	(0.5)	—	—	—	—	—	0.5	—

Net (loss) income	$(120.6)	$(41.2)	$4.8	$12.8	$76.7	$62.4	$0.5	$(4.6)

Diluted shares	57.4	57.4	57.4	57.4	57.4	57.4	57.4	57.4

EPS	$(2.10)	$(0.72)	$0.08	$0.22	$1.34	$1.09	$0.01	$(0.08)

Effective tax rate	-43.4%	—	—	—	—	—	—	87.6%

A schedule of historical financial and operating statistics is available upon request and on Bowater’s web site (www.bowater.com).